Exhibit 99.1

Evofem Secures Investor Support for Proposed Merger through Voting Agreements

San Diego, CA, November 6, 2024 —Evofem Biosciences, Inc. (OTCQB: EVFM) (“Evofem” or the “Company”) today announced it has secured voting agreements with certain of its Series E-1 stockholders and convertible noteholders to ensure they will vote in favor of the proposed merger with Aditxt, Inc. (NASDAQ: ADTX) (“Aditxt”) subsidiary Adifem, Inc., under the Amended and Restated Merger Agreement, as amended (the “A&R Merger Agreement), at Evofem’s upcoming Special Meeting of Stockholders (the “Meeting”).

Under the voting agreements, certain holders of Evofem’s Series E-1 Convertible Preferred Stock have agreed to vote the voting power of their shares, and certain holders of Evofem’s Convertible Notes have agreed to vote any EVFM common stock they hold as of the record date for the Special Meeting, in favor of the merger proposal.

The voting agreements follow Aditxt’s $2.28 million investment in Evofem last week through the purchase of Evofem Series F-1 convertible preferred stock (the “Preferred Investment”). This was the final investment stipulated under the A&R Merger Agreement. Aditxt has completed $5.0 million in Preferred Investments since May 2024, meeting its commitments under the A&R Merger Agreement.

“The Capital we received from Aditxt since May enabled us to acquire SOLOSEC®, the single dose oral antibiotic FDA-approved to treat bacterial vaginosis and trichomoniasis, and to fuel our initiatives to drive uptake of Phexxi® among GLP-1 users whose concomitant use of oral contraceptives puts them at risk for unplanned pregnancy,” said Saundra Pelletier, CEO of Evofem. “We look forward to further support from Aditxt and its ecosystem as we work to catalyze our growth trajectory and execute our mission to improve women’s lives through diversified and differentiated diagnostic, preventive, and therapeutic offerings.”

“With the support of our stockholders, including the investors who have committed to vote “for” the Merger Agreement under these voting agreements, we hope to gain approval of the Merger at our Special Meeting of Stockholders and to close shortly thereafter, assuming closing conditions are met,” Ms. Pelletier added.

Closing conditions to the merger include, among others, the affirmative vote of a majority of the combined voting power of the outstanding shares of Evofem common stock and Series E-1, voting together as a single class as of the Record Date, at a meeting at which a quorum is present and Aditxt raising sufficient capital to fund its obligations at closing, which will require cash payments of approximately $17 million. This includes the approximately $15.2 million required to satisfy Evofem’s senior secured noteholder; should Aditxt fail to secure these funds, Evofem’s senior secured noteholder is expected to block the closing of this merger. No assurance can be provided that all conditions to closing will be obtained or satisfied or that the transaction will ultimately close.

Evofem plans to file an amended preliminary proxy related to the merger in the near future.

About Evofem Biosciences, Inc.

Evofem Biosciences is commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex.

In July 2024 Evofem broadened its commercial offering with the acquisition of SOLOSEC® (secnidazole) 2g oral granules, an FDA-approved oral antibiotic for the treatment of two sexual health diseases: bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older, and trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose.

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Phexxi® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to: the timing of the Special Meeting of Stockholders and outcome thereof; the timely conversion of notes into 4.99% of Evofem’s issued and outstanding common shares by each noteholder with whom Evofem entered into the voting agreements; the ability of Aditxt to timely raise sufficient capital to close the Merger, if at all; the satisfaction of all of the conditions to closing; the lack of a third-party valuation in determining whether or not to pursue the transactions contemplated by the A&R Merger Agreement; and, the timing to close the transactions, if at all. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in Evofem’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024, Quarterly Report on Form 10-Q for the three months ended June 30, 2024 filed with the SEC on August 15, 2024, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

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